Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2006, appearing in the Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

May 11, 2006